Exhibit 99.1

FOR IMMEDIATE RELEASE

           KKR AND DLJ MERCHANT BANKING PARTNERS COMPLETE TRANSACTIONS
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        TRANSFORMING JOSTENS HOLDING CORP. INTO A NEW SPECIALTY PRINTING
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                        AND MARKETING SERVICES ENTERPRISE
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    JOSTENS HOLDING CORP. IS LED BY INDUSTRY VETERAN MARC L. REISCH; INCLUDES
            MARKET-LEADING COMPANIES JOSTENS, VON HOFFMAN AND ARCADE

NEW YORK, OCTOBER 4, 2004 - Kohlberg Kravis Roberts & Co. (KKR) and DLJ Merchant Banking Partners, an affiliate of Credit Suisse First Boston's Alternative Capital Division ("DLJMBP"), today announced the completion of transactions which put Jostens Holding Corp., Von Hoffmann and Arcade Marketing, all three companies leaders in their respective markets and previously owned by DLJMBP, under one company owned by KKR, DLJMB, management and certain other investors. The three companies will be indirect subsidiaries of Jostens Holding Corp. ("Jostens Holding" or "the Company") and form a newly created specialty printing and marketing services enterprise.

Under the leadership of industry veteran Marc L. Reisch, Chairman and Chief Executive Officer of Jostens Holding, the Company will focus on organic growth as well as acquisitions of complementary businesses.

o JOSTENS, INC., the market leader in yearbooks, class rings, and graduation products;

o VON HOFFMANN CORPORATION, a leading printer of educational textbooks and supplemental materials and its subsidiary Lehigh Press, which specializes in book components and direct marketing print services through LEHIGH DIRECT; and

o ARCADE MARKETING, the leading printer and manufacturer of sampling products for the fragrance, cosmetics, consumer products, and food and beverage industries.

On a combined pro forma basis these businesses generated sales in excess of $1.4 billion in the last twelve months ended July 3, 2004.

In connection with the transactions, Michael L. Bailey was named CEO of Jostens, Inc. and John Van Horn has joined Jostens Holding as Group President of ARCADE and Lehigh Direct and President of ARCADE. Mr. Bailey and Mr. Van Horn will report to Mr. Reisch.

The transactions included KKR's acquisition of Von Hoffmann and ARCADE and the contribution of Von Hoffmann and ARCADE to Jostens Holding in exchange for stock of Jostens Holding, which was subsequently recapitalized. With the completion of the recapitalization today, KKR and DLJMBP each own a 45% stake of Jostens Holding. The remaining 10% stake is held by the management team, led by Mr. Reisch, as well as a small group of existing minority investors in Jostens.

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Mr. Reisch said, "With the completion of this series of transactions, Jostens
Holding is today a well capitalized company, consisting of three operating businesses each with their own leading market position, brand identity and strategy, and customer relationships. I look forward to leading Jostens Holding to a strong future through focusing on the continued growth of Jostens, Von Hoffmann and ARCADE as a combined enterprise and working to identify acquisitions of businesses that will complement the services we offer."

Alexander Navab, a KKR Partner, said, "The combination of these three companies is the product of several years of work that we undertook with Marc Reisch to identify a high potential opportunity in the industry sectors that Jostens Holding serves. Together these three market-leading businesses are even better positioned to deliver value for customers, employees and investors. We look forward to working with Marc to build on the unique franchise that has been created at Jostens Holding."

Thompson Dean, the Managing Partner of DLJ Merchant Banking Partners, said, "This is a highly innovative transaction that both will allow Jostens, Von Hoffmann and ARCADE to capitalize on the significant cost benefits that arise from their enhanced scale, as well as created a strong foundation for Jostens Holding to pursue compelling growth opportunities. We believe that under Marc's leadership Jostens Holding is poised for continued strong growth and success."

Weil, Gotshal & Manges LLP served as legal counsel to DLJMBP and Simpson Thacher & Bartlett served as legal counsel to KKR.

ABOUT JOSTENS

Jostens, www.jostens.com, is a provider of products, programs, and services that help people celebrate important moments, recognize achievements, and build affiliation. The Company's products include yearbooks, class rings, graduation products, school photography, and products for athletic champions and their fans. Through tradition and technology, innovation, and partnerships, Jostens continues to create powerful new ways for people to express their pride and commemorate life's biggest moments. The company was founded in 1897 and is based in Minneapolis, Minnesota.

ABOUT VON HOFFMANN

Von Hoffmann Corporation is a leading North American manufacturer of printed products for the educational and commercial markets. For 100 years, the Von Hoffmann name has been synonymous with outstanding quality in printing and print related services. With approximately 2,375 employees and nine facilities throughout the United States, Von Hoffmann is committed to offering its core customers a full range of products and services from design and prepress through manufacturing and distribution and fulfillment. Von Hoffmann is headquartered in St. Louis, Missouri. For more information, visit www.vonhoffmann.com.

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ABOUT ARCADE MARKETING

ARCADE Marketing, www.arcadeinc.com, is the global leader in multi-sensory marketing and interactive sampling systems produced primarily for the fragrance, cosmetics, and consumer packaged goods industries. With more than a one hundred year history of innovation, ARCADE Marketing is widely recognized as the pioneering developer of interactive, olfactory and product sampling, and offers 27 sampling technologies, including its ScentStrip(R) sampler, LiquaTouch(R), DiscCover(R), BeautiSeal(R), among many others. ARCADE is headquartered in New York City.

ABOUT KKR

KKR is one of the world's oldest and most experienced private equity firms specializing in management buyouts, with offices in New York, Menlo Park, California, and London, England. For more information, please visit www.kkr.com.


ABOUT DLJ MERCHANT BANKING PARTNERS

DLJ Merchant Banking (DLJMB) is a leading private equity investor that has a 19 year record of investing in leveraged buyouts and related transactions across a broad range of industries. DLJMB, with offices in New York, London, Houston and Buenos Aires, is part of Credit Suisse First Boston's Alternative Capital Division (ACD), which is one of the largest alternative asset managers in the world with more than $33 billion of assets under management. ACD is comprised of $17 billion of private equity assets under management across a diverse family of funds, including leveraged buyout funds, mezzanine funds, real estate funds, venture capital funds, fund of funds and secondary funds, as well as more than $16 billion of assets under management through its hedge fund (both direct and fund of funds), leveraged loan and CDO businesses.

CONTACTS:

FOR KKR
Ruth Pachman / Molly Morse / David Lilly
Kekst and Company 212-521-4891 / 4826 / 4878


FOR DLJ MERCHANT BANKING PARTNERS
Pen Pendleton
Credit Suisse First Boston
Private Equity 212-325-2590